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                     October 16, 2020

       Eric Chin
       Chief Financial Officer
       Apollo Medical Holdings, Inc.
       1668 S. Garfield Avenue, 2nd Floor
       Alhambra, CA 91801

                                                        Re: Apollo Medical
Holdings, Inc.
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2019
                                                            Filed March 16,
2020
                                                            File No. 001-37392

       Dear Mr. Chin:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Trade & Services